UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2021

ALLEGION PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-35971	98-1108930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Block D Iveagh Court Harcourt Road Dublin 2 Ireland	D02-VH94
(Address of principal executive offices)	(Zip Code)

(353)(1) 2546200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.01 per share	ALLE	New York Stock Exchange
3.500% Senior Notes due 2029	ALLE 3 1⁄2	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 18, 2021, Allegion plc (the “Company”) entered into a new Credit Agreement (the “Credit Agreement”) by and among the Company and Allegion US Holding Company Inc. (“Allegion US Holding” and together with the Company, the “Borrowers”), as Borrowers, the lenders and issuing banks party thereto, and Bank of America, N.A., as administrative agent. The Credit Agreement refinanced in full the Company’s and Allegion US Holding’s existing Credit Agreement, dated as of September 12, 2017 (the “Existing Credit Agreement”), among the Company, Allegion US Holding, the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for $750 million in unsecured financing, consisting of a term loan facility (the “Term Facility”) and a revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Facilities”).

The Term Facility consists of a five-year term loan facility in an aggregate principal amount of $250 million. The full amount of the Term Facility was made in a single draw on November 18, 2021, and amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed. The Term Facility will amortize in quarterly installments at the following rates per annum: 5% in year one; 5% in year two; 5% in year three and 10% in year four and thereafter, with the balance due on the date that is five years from the closing date.

The Revolving Facility consists of a five-year revolving credit facility with aggregate commitments in an amount equal to $500 million, of which up to $100 million is available for the issuance of letters of credit, and including a swingline facility in an amount equal to $50 million. Certain of the commitments under the Revolver are available to be drawn in currencies other than US dollars, including euros and pounds sterling. The Revolver will mature and the commitments thereunder will terminate on the date that is five years after the closing date. Amounts repaid under the Revolver may be reborrowed.

The indebtedness, obligations and liabilities under the Facilities are unconditionally guaranteed jointly and severally on an unsecured basis by the Company and Allegion US Holding and are unsecured.

Prior to maturity, the Borrowers are only required to prepay the Revolving Facility in the event that the loans outstanding under the Revolving Facility (inclusive of any letters of credit issued) exceed the relevant commitments thereof. The Borrowers are not required to prepay the Term Facility at any point prior to maturity. The Borrowers may voluntarily prepay outstanding loans under the Facilities in whole or in part at any time without premium or penalty, subject to payment of customary breakage costs in the case of BSBY rate loans. Voluntary prepayments of the Term Facility will be applied to the remaining installments thereof at the direction of the Borrowers while voluntary prepayments of the Revolving Facility will be applied ratably among the lenders thereof. Commitments under the Revolving Facility may be reduced in whole or in part at any time without premium or penalty.

The Facilities contain negative and affirmative covenants and events of default customary for credit facilities of this type.

Outstanding borrowings under the Facilities will accrue interest, at the option of the Borrowers, at a per annum rate of (i) a BSBY rate plus the applicable spread or (ii) a base rate plus the applicable spread. The applicable margin for borrowings under the Facilities is subject to a ratings-based pricing grid with the BSBY rate ranging from 0.875% to 1.375%, depending on the Borrowers’ credit ratings. During an event of default, overdue principal under the Facilities may bear interest at a rate 2.00% in excess of the otherwise applicable rate of interest.

The Borrower will pay certain fees with respect to the Facilities, including an unused commitment fee on the undrawn portion of the Revolving Facility of between 0.090% and 0.200%, depending on Borrowers’ credit rating, as well as certain other fees.

The summary is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On November 18, 2021, concurrently with the effectiveness of the Credit Agreement described above under Item 1.01, all obligations under the Existing Credit Agreement were satisfied, all commitments thereunder were terminated and all guarantees that had been granted in connection therewith were released.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 and Item 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Certain Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of November 18, 2021, by and among Allegion plc (the “Company”) and Allegion US Holding Company Inc. (“Allegion US Holding” and together with the Company, the “Borrowers”), as Borrowers, the lenders and issuing banks party thereto, and Bank of America, N.A., as administrative agent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGION PLC

Date: November 18, 2021	By:	/s/ Hatsuki Miyata
	Name:	Hatsuki Miyata
	Title:	Secretary